Exhibit 99.1 Press Release dated January 30, 2007
FOR IMMEDIATE RELEASE      FOR MORE INFORMATION:
January 30, 2007            Steve Marcum,  Chief Financial Officer     (270) 393-0700

Citizens First Corporation Announces Fourth Quarter 2006 Results

BOWLING GREEN, KY - Citizens First Corporation (NASDAQ: CZFC) (the “Company”) today reported net income of $2,153,000 for the twelve months ended December 31, 2006, a decrease of $84,000, or 3.8%, compared to $2,237,000 reported for the twelve months ended December 31, 2005. Basic and diluted net income per share was $1.49 and $1.28 respectively for the current year, compared to $1.83 and $1.47 for the year ended December 31, 2005, a decrease of $.34 or 18.6% and $.19 or 12.9%, respectively. The percentage change in net income in the comparable periods is not proportional to the percentage change in net income per share due mainly to the effect of additional common shares issued in the fourth quarter of 2006.

On November 30, 2006, the Company completed the acquisition of Kentucky Banking Centers, Inc. (“KBC”), a $132,117,000 asset bank based in Glasgow, Kentucky. To fund the acquisition, the Company completed a successful public offering of 1,035,000 shares of common stock, raising $14,576,000 net in equity capital in November, 2006. The Company also received $5 million in proceeds from the issuance of new subordinated debentures during October, 2006. The results presented by the Company include the results of KBC for the month of December, 2006. Mary D. Cohron, President and CEO, stated, “2006 was a milestone year for Citizens First. We completed a successful offering of our common stock to fund the acquisition of Kentucky Banking Centers, followed by a smooth integration of that company into Citizens First.”

The Company’s net income for the fourth quarter of 2006 was $548,000, a decrease of $202,000, or 26.9%, compared to net income of $750,000 for the fourth quarter of 2005. Basic and diluted net income per share for the fourth quarter of 2006 was $0.27 and $0.26, respectively, compared to $0.66 and $0.50, respectively, for the fourth quarter of 2005. In the fourth quarter of 2005 the Company recorded a negative provision for loan losses of $415,000 which impacted earnings favorably in 2005.

Net interest income for the quarter increased from $2,077,000 in the fourth quarter of 2005 to $2,671,000, an increase of $594,000, or 28.6%. The net interest margin for the fourth quarter was 4.70%. Net interest income for year ended December 31, 2006 increased $1,427,000, or 18.5%, compared to the previous year, from $7,721,000 to $9,148,000. The Company’s net interest margin increased to 4.67% for 2006 compared to 4.58% for 2005.

Non-interest income increased $234,000, or 15.9%, from $1,476,000 in 2005 to $1,710,000 in 2006. The primary increase in non-interest income was an additional $119,000 in lease income on the Company’s corporate headquarters, and $56,000 in additional service charges on deposit accounts. Non-interest expense increased 23.3%, or $1,396,000, from $6,004,000 in 2005 to $7,400,000 in 2006. Salaries and wages increased $334,000, and the Company recognized an additional $273,000 in employee and non-employee compensation expense related to the implementation of SFAS 123(R), Share Based Payments, in 2006. Occupancy and equipment expenses increased $382,000 as the Company relocated its main office and opened an additional retail location at its corporate headquarters in March of 2006, and opened a second location in Simpson County, Kentucky during the fourth quarter of 2006.

A $90,000 and $150,000 provision for loan losses was recorded for the fourth quarter and year-to-date as of December 31, 2006, respectively, compared to $(415,000) and $(200,000), respectively in the fourth quarter and year-to-date of 2005. The negative provision expense in the fourth quarter of 2005 was primarily a result of the $1,100,000 judgment award received in November, 2005. Non-performing assets totaled $1,330,000 at December 31, 2006, compared to $257,000 at December 31, 2005, an increase of $1,073,000. The increase included $614,000 of non-performing assets obtained in the KBC acquisition. The non-performing assets to total loans ratio was 0.56% and 0.16% at December 31, 2006 and December 31, 2005, respectively. As of December 31, 2006, the Company increased the allowance for loan losses to $3,128,000, or 1.30% of total loans, compared to $1,957,000, or 1.24% of total loans as of December 31, 2005.

Total assets at December 31, 2006 were $338,972,000, up $143,470,000, or 73.4%, from $195,502,000 at December 31, 2005. Loans increased $81,998,000, or 52.0%, from $157,569,000 at December 31, 2005 to $239,567,000 at December 31, 2006. Of that amount, loans totaling $79,461,000 at December 31, 2006 were obtained in the KBC acquisition. Deposits at December 31, 2006 were $279,375,000, an increase of $122,998,000, or 78.7%, compared to $156,377,000 at December 31, 2005. Of that amount, deposits totaling $112,131,000 as of December 31, 2006 were obtained in the KBC acquisition. “Our additional core deposits have reduced our loan to deposit ratio to 85.75%, which will help fuel our future growth,” Cohron said.

Stockholders’ equity of $36,489,000 equaled 10.76% of total assets as of December 31, 2006. The Company’s return on average equity was 9.56% for the year ending December 31, 2006, compared to a return of 11.67% for the year ending December 31, 2005. Average equity in 2006 was impacted by the offering of 1,035,000 in additional common shares.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999. The Company currently has nine offices located in Warren, Simpson, Barren and Hart Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the ability of the Company to assimilate the operations of KBC and to realize fully potential cost savings in connection with the acquisition. Actions by the Federal Reserve Board, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (unaudited)
In thousands, except per share data

                                                        Three Months Ended                                  Twelve Months Ended
        December 31                                          December 31
                                                         2006                       2005                        2006                         2005
Interest income	$4,493	$3,109	$14,805	$11,074
Interest expense	1,822	1,032	5,657	3,353
Net interest income	2,671	2,077	9,148	7,721
Provision for loan losses	90	(415)	150	(200)
Net interest income after provision for loan losses	2,581	2,492	8,998	7,921
Non-interest income	503	374	1,710	1,476
Non-interest expenses	2,215	1,727	7,400	6,004
Income before income taxes	869	1,139	3,308	3,393
Provision for income taxes	321	389	1,155	1,156
Net income	548	750	2,153	2,237
Preferred dividends	131	131	520	520
Net income available for common shareholders	$417	$619	$1,633	$1,717
Basic earnings per common share	$0.27	$0.66	$1.49	$1.83
Diluted earnings per common share	$0.26	$0.50	$1.28	$1.47

                                                     December 31                     December 31
                                                                 2006    2005
Cash and cash equivalents	$ 29,850	$ 15,743
Available for sale securities	42,613	12,058
Loans held for sale	108	621
Loans	239,567	157,569
Allowance for loan losses	(3,128)	(1,957)
Intangible assets	13,345	1,265
Other assets	16,617	10,203
Total assets	$338,972	$195,502

Deposits	$279,375	$156,377
Securities sold under repurchase agreements	3,921	2,920
FHLB advances	11,354	14,500
Other borrowings	5,350	-
Other liabilities	2,483	1,747
Total liabilities	302,483	175,544
Preferred stock	7,659	7,659
Common stock	26,573	10,729
Retained earnings	2,640	1,920
Accumulated comprehensive income (loss)	(383)	(350)
Total shareholders’ equity	36,489	19,958
Total liabilities and shareholders’ equity	$338,972	$195,502